Exhibit 10.20

Internap Master Services Agreement

This Internap Master Services Agreement (the “Agreement”) is entered into by and between VISTO, a California corporation with its principal place of business at 275 Shoreline Drive, Suite 300, Redwood Shores, California 94065 (“Customer”) and Internap Network Services Corporation, including its affiliates and subsidiaries, a Delaware corporation with its principal place of business at 250 Williams Street Suite E-100, Atlanta, GA 30303 (“Internap”), with and Effective Date of December 7, 2004 (“Effective Date”). In addition to the terms and conditions of this Agreement, the following attached documents are deemed part of this Agreement, in addition to any other attachments agreed to and executed by the Parties incorporating the terms set forth herein: Sales Order Form (including all such forms executed hereafter by Customer for Services (defined below) under this Agreement (together, the “Sales Order Form”)) – Attachment A; applicable Service Level Agreement – Attachment B. Both Internap and Customer are referred to herein individually as a “Party” and collectively as the “Parties.”

The terms in the Sales Order Forms related to the actual rates to be charged and the Services to be performed thereunder shall control as to the engagement described in that Sales Order Form, but additional legal terms may only be added by Amendment to this Internap Master Services Agreement even if they are to apply only to one Sales Order Form. The terms and conditions set forth in this Agreement and in any Sales Order Form hereunder shall control in the event that there are different or additional terms set forth in any other purchase order submitted by Customer or acceptance form or invoice issued by Internap.

1. Services. Customer agrees to purchase the internet connectivity services, colocation services, firewall services, and any other services offered by Internap to Customer described in the attached Sales Order Form or any subsequent Sales Order Form (the “Services”). Internap agrees to provide such Services in accordance with the applicable Service Level Agreement (“SLA”).

2. Customer Obligations.

2.1 Customer shall, at its own expense, provide all necessary preparations required to connect to the Services and comply with Internap’s installation and maintenance specifications for delivery of the Services. Customer shall be responsible for the costs of any relocation or removal of connectivity that results from Customer’s actions in addition to the costs for the original circuit until such time as the relocated circuit is active. Additionally, Customer shall provide Internap or its agents with reasonable access to Customer’s premises to perform any acts required under this Agreement.

2.2 Unless otherwise agreed in writing by an authorized representative of each Party, if Customer provides its own router in conjunction with the Services (e.g., a remote frame relay or private line connection from Customer’s premises to an Internap facility), then Customer is fully responsible for the installation, maintenance and configuration of such Customer-provided router. Subject to Internap’s approval, Customer is required to use a router capable of: (i) dealing with a full internet routing cable; (ii) speaking BGP4 in compliance with the current internet RFC;

(iii) receiving standard BGP communities; and (iv) using such communities to affect Internap’s routing policy.

2.3 If Customer multihomes to the Internap network, Customer will implement Internap’s Diversity Plan service or another multihoming configuration agreed to by Internap and Customer.

2.4 Customer shall be responsible for all hardware, software, cabling, services and components not provided by Internap, including the selection, use compatibility, monitoring, support and troubleshooting thereof. If such items impair Customer’s use of the Services, Customer shall remain liable for payment to Internap for the Services. Upon notice from Internap that any such component causes or is likely to cause a hazard, interference or obstruction of the Services, Customer shall eliminate such item promptly, and Internap may disconnect the Services immediately (after Internap has used reasonable efforts to contact Customer and resolve any issues) until such elimination occurs. Internap shall not be responsible: (a) for the installation, operation, management or maintenance of any hardware, software, cabling or services not provided by Internap in connection with the Services; (b) if any changes in the Services cause hardware, software, configurations, cabling or services not provided by Internap to become obsolete or to require modification; (c) if any modification or configuration performed by Customer of Internap or Customer provided equipment impairs the performance of Services hereunder; or (c) for the performance or availability of third party services or facilities provided hereunder.

2.5 In accordance with Internap’s and any other relevant equipment manufacturer’s specifications. Customer shall maintain a suitable environment for any Internap equipment housed on Customer’s premises and/or on premises rented by Customer or under its control. Customer shall be liable for any and all damages to Internap-owned or leased property that may result from being located on such premises, excluding reasonable wear and tear.

3. Colocation Services.

3.1 Customer may, pursuant to and as described in a particular Sales Order Form, desire to sublease from Internap certain space (the “Space”) to locate certain equipment (the “Equipment”).

3.2 Customer shall use the Space solely for the location and operation of the Equipment. Customer shall not connect or interconnect the Equipment with any other equipment or services of any third party without Internap’s prior written consent. Except as set forth in the applicable SLA, the Space is accepted “AS IS” by Customer and Internap makes no representation or warranty as to the fitness of the Space for Customer’s intended use. Subject to Customer’s compliance with all standard and reasonable applicable clearance and authorization procedures, access to the Space shall be available twenty-four hours per day, seven days per week, but shall be limited to those employees of Customer identified to and approved by Internap in writing. If any employee of Customer causes any damage or threat of damage to any equipment, individual or the Space in Internap’s sole discretion, Internap may rescind such employee’s right to access in the Space. Internap shall have the right to access the Space at any time for any purpose, but shall not, except upon Customer’s request, have the right to use or access Customer-provided equipment.

Internap shall have the authority (without subjecting Internap to any liability related thereto) to suspend Customer’s operations in and around the Space if, in Internap’s sole discretion, there arises any hazardous condition, unsafe practice or emergency situation. Internap may, upon reasonable notice, require Customer to relocate the Equipment to another space, provided, however, that such other space shall afford reasonably comparable access, environmental conditions and facilities. All reasonable costs of relocating the Equipment in the above circumstance shall be born by Internap.

3.3 Neither Customer nor its agents or contractors shall make any alterations or improvements to the Space prior to submitting all plans and specifications for such improvements to Internap and receiving Internap’s prior written consent. All fixtures, alterations, improvements and/or appurtenances attached to or built into, on or about the Space shall be and remain part of the Space and shall not be removed by Customer (unless otherwise directed by Internap). Upon termination, expiration or cancellation of any sublease hereunder, except for alterations as described herein, Customer shall return the Space to the manner in which it existed upon commencement of the sublease, reasonable wear and tear excepted. Customer shall be liable for all damage to the Space (excluding any damage caused by Internap or third parties not under the supervision of Customer), including costs and expenses required to return the Space to its original condition.

3.4 Customer shall take all actions reasonably necessary to comply with the requirements of any underlying agreement or instrument related to or encumbering the Space upon notice of such requirements. Customer, its employees, agents and contractors shall abide by all applicable laws, regulations, tariffs, rules and policies related to the Space. In the event that any underlying agreement or instrument terminates, the Sales Order Form for Customer’s colocation of the Space shall automatically terminate and any Services provided in connection with the Space shall also terminate and Internap shall not be liable for any damages related thereto.

3.5 In the event that Customer fails to pay Internap all undisputed amounts owed under this Agreement when due, Customer agrees that, upon delivery of written notice to Customer and a reasonable period to cure, Internap may (a) restrict Customer’s physical access to the Space and Equipment; and/or (b) take possession of the Equipment and store it, at Customer’s expense, and exercise all remedies available under applicable law, all without being liable for prosecution or for damages.

4. Fees and Payment.

4.1 Customer shall pay the fees and charges set forth in the applicable Sales Order Form, which shall include the costs of third party services or products, including increases thereto (collectively, the “Fees”). Fees shall be invoiced together with any applicable sales, use or other taxes at the beginning of each month during which the Services are to be provided or at the end of the month if the Services are usage based. If a Sales Order Form indicates a Fees and all applicable taxes shall be paid to Internap at its address first above written or at such other place as Internap may designate in writing. Payments are due net thirty (30) days from the date of Internap’s invoice and are subject to late charges thereafter, calculated at the lesser of 1.5% interest per month or the maximum rate permitted by law. Internap may suspend performance or provision of the Services, terminate this Agreement or suspend payment of credits due Customer under the applicable SLA for late or nonpayment of Fees and Customer shall be liable for any attorneys or collection agency fees incurred by Internap in connection therewith. If Customer is delinquent in its payments, Internap may, upon written notice to Customer, modify the payment terms to require full payment before the further provision of any Services or require other assurances to secure Customer’s payment obligations hereunder. Customer shall furnish financial information to Internap as Internap may, from time to time, reasonably request. Such information shall be deemed Confidential Information as defined herein. Any Services upgrades requested by Customer may result in additional fees or other charges. Except as otherwise stated in a particular Sales Order Form for the Services performed thereunder, Internap reserves the right to change the Services it offers to its customers generally and the related rates at any time.

4.2 Customer is responsible for any taxes, duties, fees or surcharges that are imposed or authorized by regulatory and governmental entities, including but not limited to sales, use, gross receipts taxes, surcharges, franchise fees, occupational, excise, universal service (state and federal) taxes and surcharges and shall pay to Internap or reimburse Internap for amounts paid by Internap relating to Services provided to Customer.

4.3 Billing for Internap or Internap provided third party connectivity services, including all associated fees and charges, commences upon the earlier of (a) delivery of the local loop/Telco connection; or (b) availability of the port circuit at the Internap or connectivity partner service point for Customer Provided Access orders. Billing for Internap colocation or Internap provided partner services including associated fees and charges commences upon the delivery of the specified products and services.

4.4 Customer shall be invoiced for the Services on a monthly basis.

4.5 If Customer’s Service is disconnected due to nonpayment or late payment by Customer, Customer shall be responsible for all costs incurred by Internap resulting from such disconnection in addition to payment for any free months of Service received by Customer. Additionally, if Customer requests the restoration of the Services, Customer shall be responsible for an additional, reasonable fee for such restoration.

5. License Grant.

5.1 Grant of Rights. Upon payment of all applicable Fees and subject to the terms and conditions of this Agreement, Internap grants Customer the nonexclusive, non-transferable right to use the Services and to view the performance data generated and compiled from Internap’s technology and Services hereunder for the term set forth in the applicable Sales Order Form solely for Customer’s own internal business operations.

5.2 Conditions and restrictions. Other than those rights expressly granted herein, Internap grants to Customer no other rights to the Services, express or implied, and Internap reserves all rights in the Services not expressly granted herein. Customer agrees that it shall not, nor shall it permit others to: (a) alter, adjust, repair or circumvent any aspect of the Services; (b) copy, modify, decompile, reverse engineer or disassemble the performance data or any part thereof, Internap’s proprietary technology or the Services provided hereunder; (c) use or allow the use by Customer personnel or third party agents or representatives of, the Services or performance data for

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the development or modification of new or existing Customer or third party product lines, analysis reports or for public release; or (d) resell, pass-through, sublicense, rent, lease, timeshare or rebrand the Services or otherwise provide the Services to any party not within Customer’s enterprise and related personnel. Additionally, Customer shall not use, nor shall it permit others to use the Services: (a) for any unlawful, invasive, infringing, defamatory, fraudulent or obscene purpose; (b) to send unsolicited bulk email of any kind, regardless of the content or nature of such messages, post the same or similar message to one or more newsgroups or host or accept bulk replies resulting from such unsolicited email; (c) to forge IP address information or mail headers; (d) to send any virus, worm, trojan horse or harmful code or attachment; (e) to alter, steal, corrupt, disable, destroy, trespass or violate any security or encryption of any computer file, database or network; (f) so as to interfere with the use of the Internap or connectivity partner network by other customers or authorized users; or (g) in violation of the acceptable use policies of Internap’s service providers, including its backbone providers. If Customer, or a third party through Customer, violates any of the foregoing prohibitions, Internap may immediately suspend the Services and/or terminate this Agreement without further liability or obligation to Internap, provided that Internap has used reasonable efforts to notify Customer and resolve any such issues.

6. Intellectual Property Rights. Internap reserves all rights not expressly granted herein. Without limiting the generality of the foregoing, Customer acknowledges and agrees that, subject to the license grant set forth in Section 5, Internap owns all right, title and interest in and to the specifications, technology, configurations, routing data and performance data related to the Services, including but not limited to any and all modifications and derivative works thereto. Additionally, subject to the license grant set forth in Section 5, Internap has all rights to the IP addresses provided hereunder.

7. Term and Termination.

7.1 Term. The term of this Agreement (“Term”) shall commence upon Services billing (as described in Section 4) of the Initial Sales Order Form and shall remain in effect perpetually unless terminated as provided hereunder. The term of each Sales Order Form shall commence upon Services billing and shall remain in effect for the period set forth in such Sales Order Form.

7.2 Termination Other than for Cause. Customer may terminate this Agreement or any Sales Order Form hereunder by providing written notice to Internap at least thirty (30) days prior to the requested termination date; provided, however, that such termination shall not affect Customer’s or Internap’s obligations hereunder, including Customer’s payment of Fees for all Services rendered prior to termination and payment of all applicable Termination and Cancellation Fees, and Internap’s provision of Services through the termination date. After the latest committed period of all applicable Sales Order Form(s) has expired, Internap may terminate this Agreement under the same terms described above with ninety (90) days prior notice.

7.3 Termination for Cause. Either party may terminate this Agreement or any Sales Order Form hereunder upon written notice if: (a) the other Party materially breaches this Agreement or the applicable Sales Order Form and fails to cure such breach within thirty (30) days following receipt of notice of such breach; (b) the other Party fails to function as a going concern or operate in the ordinary course; (c) there is an assignment by the other Party for the benefit of creditors; (d) there is a voluntary or involuntary bankruptcy filing by or against the other Party; or (e) the other Party breaches the confidentiality restrictions in Section 8. The Parties agree that Customer’s sole remedy under the applicable SLA is the provision of credits thereunder, and such remedy may be provided in the period set forth in the applicable SLA except for section 9(c) of the SLA which shall be limited by section 10. Failure to provide credits within the thirty (30) days set forth in (a) above shall not be deemed a failure to cure as set forth herein.

7.4 Termination Fees. Except where early termination occurs due to force majeure or termination by Customer for Cause, if Customer terminates this Agreement or a particular Sales Order Form prior to the end of the Term (as set forth in the particular Sales Order Form), Customer shall pay all costs incurred by Internap through the lease of equipment and/or the management of Internap or Customer Provided Equipment in addition to all amounts then due and unpaid [**] (the “Termination Fees”) [**]. Customer agrees to pay any Termination Fee within ten (10) days of the termination date. Customer acknowledges that such Termination Fee is not a penalty but is in the nature of liquidated damages.

7.5 Cancellation Fees. If Customer terminates or cancels this Agreement or a Sales Order Form prior to activation of the port circuit at the Internap or connectivity partner service point, Customer shall be liable for all costs incurred by Internap through the date of Internap’s receipt of Customer’s written notice of cancellation (the “Cancellation Fee”). Customer agrees to pay any Cancellation Fee within ten (10) days of the cancellation date.

7.6 Effect of Termination. Termination of this Agreement or any Sales Order Form shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve Customer of its obligation to pay all fees that have accrued or are otherwise owed by Customer, including Termination and Cancellation Fees. Upon expiration or termination of this Agreement or any Sales Order Form: (i) the rights granted to Customer under this Agreement or the particular Sales Order Form will cease immediately upon the effective date of such termination and be of no further force or effect; (ii) each party will promptly destroy or return to the other party all Confidential Information belonging to such party and certify in writing to the other party that all such Confidential Information has been so destroyed or returned; (iii) Customer shall immediately surrender to Internap, in its original condition less any reasonable wear and tear, all equipment or other property owned or leased from Internap, including any IP space, that has been provided to Customer, and Internap or its agents shall have the right to take immediate possession of such equipment and, for such purpose and upon reasonable prior notice, enter Customer’s premises where such equipment is located, free from all claims by Customer; and (iv) if Customer has Equipment on Internap’s property, Customer shall promptly remove all Equipment and other property as directed by Internap and restore the Space to its prior condition. Any Equipment or other property not so removed by Customer within a reasonable period of time may be removed and disposed of by Internap and Customer shall be liable for the cost of removal, disposal and restoration

[**]	Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of the Space to its original condition. If Customer does not return all Internap property in its original condition, in Internap’s sole discretion, reasonable wear and tear excepted, Customer shall be responsible for the reasonable replacement value/cost of repair of such property. Upon expiration or termination of this Agreement, the following Sections will continue and survive in full force and effect: [1-6, 7.4, 7.5, 7.6, 8, 9-12.]

8. Confidentiality. In connection with this Agreement, the Parties might obtain information of the other Party which is confidential or proprietary in nature (“Confidential Information”). Such Confidential Information shall include, without limitation: (a) any specifications, protocols, router configuration syntax and routing data and tables related to Internap’s P-NAP facilities, ASsimilator technology and network services, in addition to any performance data collected and compiled by Internap as a result of such technology and services; (b) any processes, methods, ideas, techniques, drawings, works of authorship, SLA, inventions, know-how, software, algorithms and formulae related to the products or services of either Party; (c) information concerning research, development, financials, procurement, customer lists, investors, employees, third party relationships, forecasts, future product plans and marketing plans of either Party; (c) any other information or material that is proprietary to either Party; and (d) any other information that is marked confidential, restricted, proprietary or with a similar designation. Such information shall be deemed Confidential Information, whether or not described as such at the time of communication. The Parties agree: (i) to take all reasonable steps necessary to maintain the confidentiality of any such Confidential Information and not to disclose such Confidential Information without the other Party’s prior written consent; (ii) to not use or copy any Confidential Information for any purpose other than in direct furtherance of the purposes of this Agreement; and (iii) that their obligations under this Section 8 shall survive the termination of this Agreement for a period of three (3) years. Notwithstanding the foregoing, each Party’s confidentiality obligations shall not apply to the extent that disclosed Confidential Information: (1) is already known to the other Party without an obligation of confidentiality; (2) becomes publicly available through no fault of the other Party; (3) is received from a third party rightfully and without restriction; (4) is independently developed without exposure to or use of the Confidential Information; or (5) is required to be disclosed by law, provided the disclosing Party is provided reasonable notice prior to the disclosure and the non-disclosing Party has made a reasonable effort to quash the legal requirement or otherwise prevent disclosure of its Confidential Information through legal means. The terms and conditions of this Agreement shall be deemed to be Confidential Information except that Internap may disclose and list Customer as a customer of the Services in connection with Internap’s advertising, publicity and promotion of the Services.

9. Warranty and Disclaimer.

9.1 Subject to the limitations contained herein, Internap warrants that its proprietary P-NAP facilities and ASsimilator technology in the Services will, in all material respects, conform to the requirements of the applicable SLA.

9.2 Customer’s sole and exclusive remedy and Internap’s entire liability for such breach of the above warranty or any claim related to the Services shall be repair, replacement or crediting of the Services in accordance with the applicable SLA. For equipment provided by Internap under the Customer Premise Equipment program, Internap’s responsibility and any representation or warranty, is hereby expressly disclaimed, whether express or implied, to the maximum amount allowed by law.

9.3 WITH RESPECT TO THE SERVICES, ANY EQUIPMENT AND/OR THE SUBJECT MATTER OF THIS AGREEMENT, THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY OF SERVICE, TITLE AND NON-INFRINGEMENT, ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED TO THE MAXIMUM EXTENT ALLOWED BY LAW.

10. Limitation of Liability. Except for Internap’s gross negligence or willful misconduct, under no circumstances shall Internap be liable, either in contract, tort, warranty, strict liability, negligence or under any statute, regulation or any other theory for: (a) unauthorized access, alteration, theft, corruption, or destruction of or to Customer’s or its customer’s, end user’s or business partner’s computer files, databases, network, transmission facilities or equipment; or (b) the content, accuracy or quality of the data transmitted through the Services. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT OR ANY SALES ORDER FORM SHALL BE LIMITED TO TWELVE MONTHS OF FEES PAID BY CUSTOMER TO INTERNAP UNDER THE SALES ORDER FORM UNDER WHICH THE LIABILITY ARISES, EXCEPT THAT IN THE CASE OF CUSTOMER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11 NO SUCH LIMIT WILL APPLY. EXCEPT IN THE CASE OF CUSTOMER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11 HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY THIRD PARTY CLAIM OR FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES OF ANY NATURE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY BREACH THEREOF, OF ANY NATURE WHATSOEVER (INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, DATA, BUSINESS OR GOODWILL), REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTIES, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE, AND EVEN IF ADVISED OF THE LIKELIHOOD OF SUCH DAMAGES.

11. Indemnity. Except for loss, liability, damage or expense caused by Internap or third parties under Internap’s supervision, Customer will indemnify and hold Internap harmless from and against all loss, liability, damage and expense, including reasonable attorneys fees, caused by Customer’s officers, employees, agents, vendors, partners or contractors arising from claims or demands: (a) for damages to property or for injury or death to persons, including without limitation any disability, death or Worker’s Compensation benefits; (b) arising from data transmitted, received or stored on or over Internap’s network by or through Customer; (c) for any damages or loss incurred directly by Internap as a result of a failure or modification of any Customer Provided Equipment installed within Internap’s facilities or on Customer’s premises, even when such Customer Provided Equipment was installed with the permission or assistance of Internap; (d) of infringement on a third party’s proprietary rights based on any information, materials or access to property provided by Customer; or (e) relating to the use by Customer or any end user of Customer of any Services provided under this Agreement.

12. General Provisions.

12.1 Equitable Remedies. The Parties acknowledge that any threatened or actual breach of a Party’s Intellectual Property Rights, Confidential Information and other proprietary rights by the other Party will constitute immediate, irreparable harm, for which equitable remedies may be awarded by a court of competent jurisdiction.

12.2 Severability and Waiver. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force. The waiver by either Party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for nonpayment or breach of Internap’s proprietary rights, no action, regardless of form, arising out of this Agreement may be brought by either Party more than one year after the cause of action has accrued.

12.3 Assignment. Neither this Agreement nor any rights granted hereunder, may be sold, leased, assigned, or otherwise transferred, in whole or in part, by either Party, and any such attempted assignment shall be void and of no effect, without the advance written consent of the other Party, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required if either Party assigns this Agreement to a wholly owned subsidiary or in connection with a merger, acquisition or sale of all or substantially all of its assets, unless the surviving entity is a direct competitor of the other Party.

12.4 Force Majeure. Neither Party shall be liable for any delay or failure in performance due to war, acts of terror, riots, embargoes, strikes, catastrophes, fire, acts of God, supplier or vendor failure, outage or malfunction of local or longhaul telecommunications services, utility outage or other occurrence beyond such Party’s direct control (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of a Force Majeure Event and if a Force Majeure Event continues for more than sixty (60) days, Internap or Customer may cancel this Agreement with no further liability (except for any amounts due and not paid by Customer) as a result of such Force Majeure Event.

12.5 Attorneys’ Fees. The prevailing party in any action to enforce the terms of this Agreement will be entitled to reasonable attorneys’ fees and other costs and expenses incurred by it in connection with such action.

12.6 Successors and Assigns. All provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the respective successors and permitted assigns of Internap and Customer.

12.7 Notices. All notices required to be sent hereunder shall be in writing and shall be deemed to have been given upon (i) the date sent by confirmed facsimile, (ii) on the date it was delivered by courier, or (iii) if by certified mail return receipt requested, on the date received, to the addresses set forth above and to the attention of the signatories of this Agreement and the relevant Sales Order Form, or to such other address or individual as the parties may specify from time to time by written notice to the other Party.

12.8 Insurance. During the Term of this Agreement, each party will maintain, at its own expense, commercial general liability insurance with policy limits of not less than One Million Dollars (US $1,000,000.00) per occurrence. All such policies of Customer shall name Internap, its parent, subsidiaries and affiliated companies as additional insureds therein. Customer’s insurance shall be primary over Internap’s Insurance. Customer agrees to waive and to require its insurers to waive any rights of subrogation or recovery they may have against Internap, its agents, officers, directors and employees.

12.9 Governing Law. This Agreement and all matters arising out of or relating to this Agreement, shall be governed by the laws of the State of Georgia, excluding its conflict of laws provisions. The Parties hereby irrevocably consent to the sole and exclusive jurisdiction of and venue in the district courts for the Northern District of Georgia, in Atlanta, Georgia, or if federal subject matter jurisdiction does not exist, then in the courts of the State of Georgia, located in Fulton County.

12.10 VPN. Sales of VPN Services and the related equipment must comply with all U.S. Commerce Department regulations and U.S. State Department restrictions. Certain hardware encryption products may not be exported to certain countries or may be exported only with individual licenses. Software that contains DES data and/or encryption technology may not be exported outside the United States. Customer is solely responsible for determining compliance and obtaining all required approvals to facilitate the export of any VPN equipment to endpoints outside the United States except as expressly set forth in the Sales Order Form.

12.11 Entire Agreement. This Agreement is the entire and complete Agreement between the Parties with respect to the Services and subject matter hereof and supersedes any prior or contemporaneous agreements or understandings between the Parties, whether written or oral, and may not be modified in any way unless in writing, signed and dated by the duly authorized representatives of the Parties. No other act, document, usage or custom shall be deemed to amend or modify this Agreement.

In Witness Whereof, the Parties hereto have executed this Agreement on and as of the day and year first above written.

Internap Network Services Corporation		Customer:

By:	/s/ Jack Meeks	By:	/s/ Doug Pratt
Title: Market Manager		Title: VP Operations
Printed Name: Jack Meeks		Printed Name: Doug Pratt